Exhibit 10.3

Letter of Undertaking on the Resale Restriction and Voluntary Lock-Up of the Shares Held

Whereas Xinjiang Daqo New Energy Co., Ltd (hereinafter referred to as the “Issuer”) intends to apply for an initial public offering and listing of its shares on the SSE STAR Market (hereinafter referred to as the “IPO”), Daqo New Energy Corp. (hereinafter referred to as the “Company”), as the controlling shareholder of the Issuer, pursuant to the relevant laws and regulations and the rules of China Securities Regulatory Commission, voluntarily undertakes as follows:

1. Within 36 months from the date of the IPO, the Company shall not transfer or entrust others to manage the Company’s directly or indirectly held shares issued before the IPO, nor propose that the Issuer repurchase these shares directly or indirectly held by the Company.

2. Within six months after the IPO, if the closing prices of the Issuer’s stock for 20 consecutive trading days are lower than the issue price, or at the end of the six-month period after the IPO (or, if that day is not a trading day, the first trading day after that day), the closing price is lower than the issue price, the lockup period of the shares issued by the Issuer and held by the Company before the IPO shall be automatically extended for six months.

3. During the period when the Company is recognized as the Issuer’s controlling shareholder, the Company will report to the Issuer the shares held by the Company and any of their changes.

The Company agrees to bear and compensate the Issuer for all losses, harm, and expenses caused to the Issuer due to any violation of the above undertakings.

This letter of undertaking takes effect upon being signed by the Company.

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DAQO NEW ENERGY CORP.

By:	/s/ Longgen Zhang
Name:	Longgen Zhang
Title:	Director and Chief Executive Officer
Date:	September 7, 2020